Exhibit 13.1

THE Socially Connected Security Platform

Legal Disclaimers

These materials may contain forward-looking statements and information relating to, among other things, RADAR USA (the “company”), its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in the offering materials, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

The company is “testing the waters” under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind.

An offering statement regarding this offering has been filed with the SEC. You may obtain a copy of the preliminary offering circular that is part of that offering statement here .

The company is not under any obligation to make an offering under regulation A. It may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under regulation A.

“It’s artificial intelligence meets ‘neighborhood watch’ at a fraction of the cost of conventional security solutions. Jeffrey Muller CEO RADAR USA Former FBI Chief and Interpol Directorate Leader

Watch Video https://youtu.be/dMQvd8Lryqo POINT TO POINT CONNECTIVITY CREATES PEACE OF MIND THE Socially Connected Security Platform

CONNECTING US ALL TO MAKE THE WORLD A SAFER PLACE

RADAR is a North American based technology that alerts and protects communities using the power of **AI and social networking.**


RADAR
Mi Casa
Solicitud de servicios
Denuncia


Solicitud de servicios

The geo-locational RADAR identifies breaches in security and simultaneously alerts citizens, security and 911 call centers.

So intuitive, a child can use it.

CONNECTING US ALL TO MAKE THE WORLD A SAFER PLACE



A REAL Citizen Centric Security Solution

Everyday citizens are united through a shared and transparent virtual community using advanced WiFi connectivity and can communicate through their mobile devices to collaborate to help reduce crime.

RADAR USA IS AN ENTERPRISE LEVEL SCALABLE SOLUTION FOR EVERY APPLICATION


Neighborhoods
Communities
and HOA's


Schools


Houses
of Worship


Office Buildings
Guard Posts
Public Spaces


Smart Cities
Progressive Cities
Amusement Parks
Stadiums & Civic Centers
Airports
WEST

RADAR HOME 24/7 Protection, Real - Time Monitoring tied to mobile app RADAR CITY REPORTING Reporting across all platforms Smart Camera MIC+ A.I.+ MIC RADAR APP (S.O.S / Geolocation / Citizen complaint / Direct contact with Security and 911 call centers) RADAR GUARD + RADAR SYNC (Citizen chat / View cameras in real time + geolocation / Object and persons detection) Smart MIC Edge Cloud Processing Analytics HOW THE RADAR REVOLUTION WORKS RADAR merges a fully integrated ecosystem that culminates in a single app delivering A POWERFUL SECURITY SOLUTION that has been battle tested in the world’s most dangerous neighborhoods. Centralized Intelligent Server Edge cloud with Intel software Cameras PTZ A.I. MBox Mesh Network Edge Cloud Motion Sensors Facade Lighting (Up to 30 days storage) WIFI 6 Processing Analytics + Mesh Network WIFI 6 + LED Lighting A.I.

CONNECTING US ALL TO MAKE THE WORLD A SAFER PLACE



RADAR unites cutting edge technology and infrastructure **seamlessly**

intel + Movidius + VSBLTY

INTC	Intel acquisition	VSBY.CN
World's largest semiconductor and chip manufacturer. Creator of the world's first wifi6 network.	Specializes in microprocessor technology to leverage AI and computer vision.	Publicly traded SaaS based computer vision company.


intel


Movidius

CONNECTING US ALL TO MAKE THE WORLD A SAFER PLACE



RADAR unites technology with security and **everyday citizens**

Traditional Security	Consumer Security	RADAR
0 users connected (only police enforcement) **0 time** per citizen connected a day	ring nest arlo Only connected to a single household and accessed by household members	Thousands of people connected (safer communities) **People use RADAR the same way they use other social media channels**

CONNECTING US ALL TO MAKE THE WORLD A SAFER PLACE



RADAR deploys in a fraction of the time and at a fraction of the cost of traditional security solutions.

Our platform has been battle tested is some of the world's most dangerous neighborhoods. In the Benito Juarez neighborhood of Mexico City, it was a significant part of the ShieldBJ program, a comprehensive program established to combat crime at its root.

The ShieldBJ program, and the effectiveness of the our security solution was credited in assisting Benito Juarez achieve a **45% reduction in incidences of high-impact crimes,**

and an increase in the community perception of security from 51% to 72%,

positioning Benito Juarez as second highest in perception of security at the national level and the highest within Mexico City for more than a year.


10,000
7,500
5,000
2,500
5,000 (1Year)
10,000 (20 Years)
0 Years 1 Years 2 Years 3 Years 4 Years 5 Years 6 Years 7 Years 8 Years 9 Years 10 Years 11 Years 12 Years 13 Years 14 Years 15 Years 16 Years 17 Years 18 Years 19 Years 20 Years

SOURCE: INEGI https://bwnews.pr/3mIQB7P

CONNECTING US ALL TO MAKE THE WORLD A SAFER PLACE



Management Team



Jeffrey Muller
CEO RADAR USA
Former FBI Chief and
Interpol Directorate Leader



Jeff is a seasoned professional with a unique blend of over 30 years of military leadership (Naval Officer), federal law enforcement operations (FBI Special Agent) and international security (Interpol Director).

Jeff has extensive interaction with domestic law enforcement agencies, state and local government agencies, domestic military, civil authorities, corporations and public/private organizations. He also has broad international experience with major foreign military forces, police services, national security agencies and intelligence organizations. He is a subject matter expert for numerous non-government agencies, international organizations and commissions.

Jeff also chaired the United Nations Critical Infrastructure Protection, Tourism Security and Cyber Security Working Group comprised of 34 UN agencies.



Simon Selkrig
CFO

Simon Selkrig is CPA Canada and CPA Australia chartered accountant, who has an accounting degree from RMIT University in Australia, and an MBA in finance and international business from Bond University in Australia.

Mr. Selkrig has been the President of Strategize Financial Modeling Inc., a boutique financial modeling and advisory firm, since 2017. From 2016 to 2017, Mr. Selkrig served as Vice President, Consulting & Deals – Business Modeling at Pricewaterhouse Coopers and, from 2011 to 2016, was employed as a Director of Strategize Financial Modeling Inc. Mr. Selkrig's experience covers both public and private corporations, multinational as well as entrepreneurial companies.

Mr. Selkrig brings to RADAR a strong focus on leveraging the power and efficiency of technology in business, whether it is cloud-based financial reporting, automation of manual processes or improved data analytics to drive better strategic and scenario planning. Mr. Selkrig is also a board member for a Toronto-based religious charity that distributes $15m to charities across the greater Toronto area.

Board of Directors Jay Hutton Executive Chairman Jay Hutton co - founded VSBLTY Groupe Technologies Corp. in 2018 and has served as its CEO and President since that time. He has also served as a director of VSBLTY Groupe Technologies Corp. since 2018. Mr. Hutton is a veteran technology executive serving in various operational and strategy roles in telecom and software over a 25 year career in both private and public companies. Since 2008, he has also been a partner at Arrowstone Ventures Ltd., a private equity firm that specializes in consolidating, restructuring and capitalizing new or distressed corporations, particularly in the micro cap or small cap domain. From 2001 to 2017, Mr. Hutton was VP of Business Development and Sales for Applied Voice and Speech Technologies, in charge of launching a new cloud division and creating revenue from an acquired technology. Mr. Hutton served in the CFO capacity for Voice Mobility International Inc. (NEX: VMYH) from 2011 to 2021. Mr. Hutton has also served as CEO of Voice Mobility International Inc. from 2004 to 2009, and then again from 2011 to present. James Beesley Director Mr. Beesley is a founding partner of Sequoia Partners. He has several years of experience in senior corporate communications and investor relations roles and has established strong relationships with both retail and institutional investors. Prior to entering the capital markets, Mr. Beesley was an associate partner in a multi - disciplinary healthcare practice in the United Kingdom. He holds a Bachelor of Science from the University of British Columbia and a Doctorate of Chiropractic from Western States Chiropractic College. Rodrigo Calderon Director Alejandro Chico Garcia Director Alejandro Chico Garcia has been the Chief Commercial Officer for RADAR App for the past 3 years. Prior to that he served as CTO and Sales VP for Energetika Technologies, which he founded in 2010. Energetika Technologies is a company focused on IOT applications for energy savings, and Mr. Garcia was responsible for positioning the company as a leader in energy efficiency technology solutions in cities all around Mexico . Mr. Garcia has more than 11 years experience in installation of LED Lights and city management tools for smart cities and IoT solutions, deploying more than 300 projects throughout Mexico. His expertise in IaaS and SaaS has led to the creation of RADAR App. Mr. Garcia is a highly technologically creative and commercial executive who merges engineering, cost efficiency, financial models and market trends to develop cutting - edge solutions for global cities and organizations. He specializes in making connective technology accessible and inclusive for populations worldwide while delivering profitable and highly scalable business models. Alejandro received a bachelor’s degree in finance from the Tecnologico de Monterrey. C O N N E C T I N G U S A L L T O M A K E T H E W O R L D A S A F E R P L A C E Rodrigo Calderon is a passionate entrepreneur focused on the tech IOT industry. He is co - founder and former CEO of Energetika Tech, an Energy IoT Management company with more than 10 years in the market, ranked Top 3 in Mexico. He is also co - founder of RADAR APP. In addition, Mr. Calderon co - founded R2 Call Center, a service center with more than +800 employees. Mr. Calderon is a founding member of Winkel Media, which is a leading visual retail and digital signage software company in Mexico. His network and experience covers the service, IOT & Security industries, which makes him a very valuable asset for our company. Career highlights ● Selected Top 10 entrepreneurs of the year CNN - Expansion (2012) ● Selected Future Mexican Leader by LIDERES (2014) ● Selected for Forbes Mexico’s “30 Promesas de los Negocios,” or 30 promising businesspersons, of 2016 Ali Hakimzadeh has been a Managing Partner at Sequoia Partners since 2011. Mr. Hakimzadeh has over 25 years of experience in the corporate financial services industry, collaborating and leading multiple transactions across North America. His areas of expertise include merchant banking, investment banking, corporate finance and public venture capital. From 2000 to 2011, Mr. Hakimzadeh served as Director of Investment Banking at Canaccord Genuity. He has also served since 2015 as chairman of the board of directors of HealthSpace Data Systems, Ltd., a government Software as a Service (SaaS) company focused on providing efficiencies to state and local government agencies through its enterprise cloud and mobile platform. He holds a B.Sc. from the University of British Columbia. He also holds an MBA and M.Aq. from Simon Fraser University as well as a Chartered Financial Analyst (CFA) designation. Ali Hakimzadeh Director